EXHIBIT 99


   [LOGO]
    ARCA           APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
INCORPORATED       7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000



FOR IMMEDIATE RELEASE                              FOR MORE INFORMATION CONTACT:
                                                   EDWARD R. (Jack) CAMERON, CEO
                                                   (952) 930-9000
                                                   RICHARD G. CINQUINA,
                                                   EQUITY MARKET PARTNERS
                                                   (612) 338-0810


                     ARCA SIGNS APPLIANCE RECYCLING CONTRACT
                FOR 2002 CALIFORNIA RESIDENTIAL RECYCLING PROGRAM


JULY 16, 2002--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has signed a contract to recycle older, inefficient but working refrigerators and freezers in support of California's statewide Residential Recycling Program for 2002.

Administered by Southern California Edison Company, this program is expected to recycle approximately 35,000 refrigerators and freezers between the contract's effective date of April 1 and the end of 2002. The Company had been recycling appliances for Edison under an extension of Edison's 2001 Residential Recycling Program. Customers will receive $35 for turning in eligible appliances under this program.

Recycling services for this statewide program include customers of Edison, Pacific Gas & Electric and San Diego Gas and Electric.

ARCA is completing a separate recycling program for older, inefficient but working refrigerators, freezers and room air conditioners for the California Public Utilities Commission. Under this statewide program, which began last year and is scheduled to end in August, ARCA expects to recycle approximately 40,000 appliances in calendar year 2002. Customers participating in this program receive $50 for turning in eligible appliances.

ABOUT ARCA

ARCA is one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation's leading retailers of special-buy household appliances. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of July 2002, ApplianceSmart was operating 10 factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Dayton, Ohio, market; and one in Los Angeles.

--------------------------------------------------------------------------------
Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
--------------------------------------------------------------------------------
                                      # # #

Visit our web site at www.arcainc.com
                      ---------------